------------
/  FORM 4  /
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  CHECK THIS BOX IF NO LONGER
     SUBJECT TO SECTION 16. FORM 4 OR
     FORM 5 OBLIGATIONS MAY CONTINUE.
     SEE INSTRUCTION 1(b).


      UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
    Section 30(f) of the Investment Company Act of 1940



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         OMB APPROVAL
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OMB Number:          3235-0287
Expires:    September 30, 1998
Estimated average burden
hours per response. . . . .0.5
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(Print or Type Responses)
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1. Name and Address of Reporting Person<F*>

Slayton,                         Maurice                 W.
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   (Last)                        (First)              (Middle)

185 Asylum Street
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                             (Street)

Hartford,                    Connecticut                 06103-4105
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 (City)                        (State)                      (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Conning Corporation (CNNG)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4.  Statement for Month/Year

         January, 1999

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5.  If Amendment, Date of Original
    (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer
            (Check all applicable)
   X   Director                                  10% Owner
 -----                                    ------
   X   Officer (give title below)                Other (specify below)
 -----                                    ------

                     President

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7.  Individual or Joint/Group Filing (Check Applicable Line)
       X  Form filed by One Reporting Person
     ____ Form filed by More than One Reporting Person

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              TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security     2. Trans-  3. Trans-     4.  Securities Acquired (A)   5. Amount of       6. Owner-     7. Nature of
   (Instr. 3)               action     action         or Disposed of (D)           Securities         ship          Indirect
                            Date       Code           (Instr. 3, 4 and 5)          Beneficially       Form:         Beneficial
                                       (Instr. 8)                                  Owned at           Direct        Owner-
                                                                                   End of Month       (D) or        ship
----------------------     (Month/  --------------------------------------------                      Indirect
                            Day/                               (A) or              (Instr. 3 and 4)   (I)
                            Year)     Code     V     Amount    (D)       Price                        (Instr. 4)    (Instr. 4)
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Common Stock               1/28/99     M             37,524       A      $5.33          37,524             D

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.             (Over)
<F*> If the form is filed by more than one reporting person, see Instruction 4(b)(v).                          SEC 1474 (7-96)


FORM 4 (CONTINUED)            TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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1. Title of Derivative   2. Conver-    3. Trans-    4. Trans-     5. Number of Deriv-      6. Date Exer-   7. Title and Amount of
   Security                 sion or       action       action        ative Securities Ac-     cisable and     Underlying Securities
                            Exercise      Date         Code          quired (A) or Dis-       Expiration      (Instr. 3 and 4)
                            Price of                   (Instr. 8)    posed of (D)             Date
                            Deri-         (Month/                    (Instr. 3, 4, and 5)     (Month/Day/
                            vative        Day/                                                Year)
                            Security      Year)
                                                    -------------------------------------------------------------------------------
                                                                                            Date     Expira-             Amount or
                                                                                            Exer-    tion       Title    Number of
                                                      Code    V        (A)        (D)       cisable  Date                Shares
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Employee stock option
(right to buy)              $5.33       1/28/99        M                         37,524     8/11/96  8/11/05 Common Stock  37,524
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8. Price     9. Number      10. Owner-     11. Nature
   of           of deriv-       ship           of
   Deriv-       ative           Form of        Indirect
   ative        Secur-          Deriv-         Benefi-
   Secur-       ities           ative          cial
   ity          Bene-           Security:      Owner-
   (Instr.      ficially        Direct         ship
   5)           Owned           (D) or         (Instr. 4)
                at End          Indirect
                of              (I)
                Month           (Instr. 4)
                (Instr. 4)
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                 82,476             D
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EXPLANATION OF RESPONSES:

<F*> Options vested at a rate of 20% per year; provided that, the vesting accelerated and became immediate upon the registrant's initial public offering (12/97).

<F**> Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

    /s/ Maurice W. Slayton                   2/8/99
--------------------------------------  ------------------              Page 2
<F**>Signature of Reporting Person            Date             SEC 1474 (7-96)